FOR IMMEDIATE RELEASE

Contact:                Jeffrey Weaver
President and Chief Executive Officer
(972) 931-5311

SP BANCORP, INC. COMMENCES
SYNDICATED COMMUNITY OFFERING

Plano, Texas, October 18, 2010 –  SP Bancorp, Inc. (the “Company”), the proposed holding company for SharePlus Federal Bank, a federal savings bank headquartered in Plano, Texas, announced today that it has commenced the syndicated community offering portion of the Company’s initial stock offering.  In the syndicated community offering, the Company intends to sell shares of common stock not subscribed for in its subscription offering or the community offering.  All shares sold in the subscription offering, the community offering or the syndicated community offering will be sold at $10.00 per share.

Sandler O’Neill & Partners, L.P. is acting as sole book-running manager for the syndicated community offering.  The syndicated community offering will be conducted on a best efforts basis and none of the members of the syndicate group are required to purchase any shares in the offering.

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, difficulties in selling the common stock or in selling the common stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes  that could adversely affect the business in which SP Bancorp, Inc. and SharePlus Federal Bank are engaged.

The shares of common stock offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.  A registration statement (including a prospectus and a prospectus supplement) relating to the common stock has been filed with the Securities and Exchange Commission. This press release is not an offer to sell or a solicitation of an offer to buy common stock.  The offer is made only by the prospectus and the prospectus supplement of SP Bancorp, Inc. forming part of the registration statement.